EXHIBIT B

ACRO, INC.
MAJORITY WRITTEN CONSENT IN LIEU OF MEETING
OF
THE SHAREHOLDERS

The undersigned, representing 19,529,369 shares of ACRO, Inc. out of a total of 29,216,990, hereby consent to the adoption of, and hereby approve and adopt the following resolutions:

    WHEREAS, in connection with a change of control of the Company took place on May 27, 2014 the Company wishes to, and believes it is advisable and in the best interests of the Company to effectuate a name change to TransAtlantic Capital Inc. (Name Change), effectuate a one-hundred-fifty-for-one (150:1) reverse split of the Company’s issued and outstanding shares of common stock (“Reverse Split”) and amending Article IV of the Articles of Incorporation relating to the Authorized Capital Stock of the Company by stating that the total number of shares of all classes which the Company has authority to issue is 750,000,000, of which 700,000,000 shares shall be designated as Common Stock with a par value of $0.001 per share, and 50,000,000 shares shall be designated as Preferred Stock with a par value of $0.001 per share (Capital Stock Change).;

    NOW THEREFORE BE IT RESOLVED that the Company be and hereby is authorized to:

    Change its name to TransAtlantic Capital Inc.;

    Effectuate a one hunded-fifty-for-one (150:1) reverse split of the Company’s issued and outstanding shares of common stock without changing the par value of the stock;  provided that no fractional shares of the Company shall be issued in connection with the Reverse Split and the number of shares to be received by a stockholder shall be rounded up to the nearest whole number of shares in the event that such stockholder would otherwise be entitled to receive a fractional share as a result of the Reverse Split and  no shares under one hundred shares of the Company shall be issued in connection with the Reverse Split and the number of shares to be received by a stockholder shall be rounded up to the one hundred whole shares in the event that such stockholder would otherwise be entitled to receive under one hundred share as a result of the Reverse Split;

     Aamending Article IV of the Articles of Incorporation relating to the Authorized Capital Stock of the Company by stating that the total number of shares of all classes which the Company has authority to issue is 750,000,000, of which 700,000,000 shares shall be designated as Common Stock with a par value of $0.001 per share, and 50,000,000 shares shall be designated as Preferred Stock with a par value of $0.001 per share; and be it further

RESOLVED that the proper officers of the Company be, and they and each of them hereby are, authorized and empowered, in the name of the Company and on its behalf, to prepare and file with the Securities and Exchange Commission (the “Commission”) and distribute to the stockholders of the Company an Information Statement pursuant to Regulation 14C under the Exchange Act (the “Information Statement”) with respect to the Name Change, Reverse Split and Capital Stock Change, such Information Statement to be in such form as such officers, in their sole discretion, shall determine to be necessary, appropriate or desirable, in conformance with applicable laws, rules and regulations, any such determination to be conclusively evidenced by the preparation, signing, filing and distribution by such officers of the Information Statement; and be it further

RESOLVED, that the record date for determining shareholders to receive the Information Statement (the “Record Date”) be, and it is hereby, fixed as the close of business on August 1, 2014; and be it further

RESOLVED, that the effective date of the Name Change, Reverse Split and Capital Stock Change be, and it hereby is, fixed as the date which shall be as soon as practicable after the expiration of 20 days after the Information Statement is sent to stockholders and notification to and approval by FINRA of the same; and be it further

RESOLVED, that the proper officers of the Company be, and they and each of them hereby are, authorized and empowered, in the name of the Company and on its behalf, to execute and deliver all such further documents, instruments and agreements, and to do all such further acts and things, as such officers, in their sole discretion, shall determine to be necessary, appropriate or desirable to effectuate the foregoing resolutions, any such determination to be conclusively evidenced by the execution and delivery by such officers of any such document, instrument or agreement or the doing by them of any such act or thing;

RESOLVED that this consent may be executed in one or more counterparts.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the undersigned, representing 19,529,369 shares of ACRO, Inc, consent hereto in writing as of May 28, 2014.

/s/ Joshua Griggs
Name: Joshua Griggs
On behalf of Shareholder: IMIR Management LLC
Number of Shares: 6,509,790

/s/ Adrienne L. Lucas
Name: Adrienne Lucas
On behalf of Shareholder: NFA Securities L3C
Nummber of Shares: 13,019,579

The undersigned, constituting the majority of the shareholders of ACRO, Inc., a  Nevada corporation (the “Company”), hereby executes this written consent to action in accordance with Section 78.320 (2) of the Nevada Revised Statutes, as if duly adopted at a duly called and noticed meeting:

WHEREAS, in connection with the Share Purchase Agreement dated July 5, 2011, the board of directors of the Company had approved and authorized a ten-for-one (10:1) reverse split of the Company’s issued and outstanding shares of common stock (“Reverse Split”) and pursuant thereto, the preparation and mailing of an information statement on Schedule 14C to all shareholders of the Company and notification of the same to FINRA, the majority shareholders believe that it is in the best interest of the Company to do so;

THEREFORE, BE IT:

RESOLVED that all the board of directors’ actions to effectuate the Reverse Split be and is hereby ratified and approved; and be it further

RESOLVED, that the proper officers of the Company be, and they and each of them hereby are/is, authorized and empowered, in the name of the Company and on its behalf, to execute and deliver all such further documents, instruments and agreements, and to do all such further acts and things, as such officers, in their sole discretion, shall determine to be necessary, appropriate or desirable to effectuate the foregoing resolutions, any such determination to be conclusively evidenced by the execution and delivery by such officers of any such document, instrument or agreement or the doing by them of any such act or thing.

IN WITNESS WHEREOF, the undersigned has executed this Written Consent as of the date indicated below.

Top Alpha Capital

By:	/s/ Asaf Porat
Name: Asaf Porat
Title: President, CEO, Chairperson
Common Shares: 96,613,788
Date: October 29, 2011

By:	/s/ Ehud Keinan
Name: Ehud Keinan
Common Shares: 44,557,273
Date: October 29, 2011